Exhibit 99.2
[Letterhead of Shearman & Sterling LLP]
April 22, 2008
Huntington Bancshares Incorporated
Huntington Center
41 South High Street
Columbus, OH 43287
Ladies and Gentlemen:
We are acting as special tax counsel to Huntington Bancshares Incorporated, a Maryland corporation (the “Company”), in connection with the preparation of the prospectus supplement dated as of April 16, 2008 (the “Prospectus Supplement”) with respect to shares of the 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock of the Company (the “Preferred Stock”) convertible into shares of common stock, par value $0.01 per share, of the Company (the “Stock”) offered by the Company. The Company filed the Prospectus Supplement with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”). Any defined term used and not defined herein has the meaning given to it in the Prospectus Supplement.
For purposes of the opinions set forth below, we have, with the consent of the Company, relied upon the accuracy of the Prospectus Supplement.
Based upon and subject to the foregoing, and based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, it is our opinion that (i) subject to the limitations set forth therein, the discussion in the Prospectus Supplement under the caption “Certain U.S. Federal Income Tax Considerations” is an accurate summary of the material U.S. federal income tax consequences of the purchase, beneficial ownership, conversion and disposition of the Preferred Stock and the ownership and disposition of the Stock under currently applicable law and (ii) subject to the limitations set forth therein, the discussion in the Prospectus Supplement under the caption “Certain ERISA Considerations” is an accurate summary of the material consequences under the Code and the U.S. Employee Retirement Income Security Act of 1974, as amended, of the purchase of the Preferred Stock by a Plan. We adopt such discussions as our opinions.
This opinion letter speaks only as of the date hereof. Our opinions are based on current U.S. federal income tax law and administrative practice, and we do not undertake to advise you as to

Huntington Bancshares Incorporated	April 22, 2008

any future changes in U.S. federal income tax law or administrative practice that may affect our opinions unless we are specifically retained to do so. Further, legal opinions are not binding upon the Internal Revenue Service and there can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.
We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement on Form S-3 filed with the Commission on January 19, 2006 and to the reference to us in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Shearman & Sterling LLP
LEC